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STATE OF SOUTH CAROLINA
COUNTY OF YORK

                          CONSIGNMENT AGREEMENT BETWEEN
                 AMERICAN AIRCARRIERS SUPPORT, INCORPORATED AND
                                   MIKE EVANS


         THIS CONSIGNMENT AGREEMENT ("Agreement") is made on the ____ day of October, 1998, by and between AMERICAN AIRCARRIERS SUPPORT, INCORPORATED, a Delaware corporation ("AAS") and MIKE EVANS, a Florida resident ("Evans"). AAS and Evans referred together hereafter as the ("Parties").

                                    RECITALS


         1. The Parties desire to enter into an exclusive consignment arrangement whereby Evans will consign to AAS all of its JT-3/ASAP aircraft parts inventory and/or aircraft parts inventory controlled by Evans and/or other aircraft parts inventory or equipment that may be made subject to this Agreement at a later date ("Spare" or "Spares").

         2. This Agreement sets forth the terms of the Consignment Agreement between Evans and AAS.

                             STATEMENT OF AGREEMENT

         In consideration of the above recitals and mutual covenants and benefits provided herein, the Parties agree as follows:

         1. Definitions. The following definitions shall apply:

                  a) Addendum. The document approved by Evans and AAS, which identifies the Spares and sets forth the part number, quantity and manufacturer's serial number, if known, and is subject to revisions from time to time as both parties see fit.

                  b) Exchange. A transaction by which a third party requests that a Spare held by AAS be shipped to the third party in order to replace a part owned by the third party which is in need of repair. AAS then sends the requested part to the third party and the third party then sends the part needing repair to AAS. AAS has the part repaired and retains it in AAS' inventory and bills the third party for the cost of repair.

                  c) Exchange Fee. The amount billed to a third party and paid to AAS pursuant to an exchange.


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                  d) Exchange Unit. The Spare originally consigned to AAS by
         Evans which is shipped to a third party in an exchange.

                  e) Extended Price. The total price of all identical Spares held by AAS.

                  f) Gross Profit. The total amount of the purchase price received by AAS from a third party without the deduction of any costs or expenses.

                  g) Net Profit. The profit remaining from a sale of a Spare after AAS has subtracted any costs of repair, overhaul, recertification and freight of the Spare from the Gross Profit.

                  h) Premises. The facility at 3516 Centre Circle Drive, Fort Mill, South Carolina, at which AAS shall store the Spares consigned to AAS by Evans. However, Spares may be stored at a location owned and controlled by Evans as the parties see fit.

                  i) Off Unit. The Spare received from a third party after an exchange is completed.

                  j) Notice of Inspection. The written notice to be provided by Evans not less than twenty-four (24) hours prior to any inspection to be carried out by Evans pursuant to paragraph 3. below.

                  k) Spares. The aircraft parts to be consigned by Evans to AAS under this Agreement, as provided in paragraph 2.
         below.

         2. Consignment.

                  a) For each shipment of Spares to be consigned by AAS, Evans shall provide Notice of Consignment.

                  b) Evans shall deliver to AAS on consignment such Spares as the parties shall mutually approve and identify by execution of an Addendum in the form described in Section 1(a). Each Addendum shall be numbered sequentially beginning with Evans Addendum No. 1. These Addendum's may be in the form of inventory listings that both parties agree are complete and accurate.

         3. Storage.

                  a) AAS shall, at its own expense, provide for the warehousing, storage, removal, maintenance, marketing, sale and shipment (to customers) of the Spares consigned and delivered to AAS, and AAS shall also provide for all


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         management, operating, accounting, and billing in connection therewith.

                  b) AAS shall keep all Spares identified as the property of Evans distinguishable from any other goods owned or in the possession of AAS.

                  c) AAS shall store and maintain the Spares in accordance with customary aircraft spare parts storage standards in order to prevent any damage and/or deterioration of the Spares that may be avoided by following such standards.

                  d) Evans or its representatives shall have the right to inspect all Spares consigned to AAS at reasonable times. To exercise this right, Evans shall provide to AAS a written Notice of Inspection at least 24 hours prior to the actual inspection. In order to conduct such inspection, AAS shall permit Evans or its representatives to enter the AAS premises.

         4. Location. AAS shall store all Spares and any necessary records concerning the Spares at the AAS premises.

         5. Consideration for Consignment Rights. Upon execution of this Agreement, AAS shall pay Evans One Hundred Seventy-Five Dollars ($175,000.00) for the consignment rights.

         6. Distribution of Proceeds from Sale or Exchange of Spares. AAS shall use its best efforts to sell the consigned Spares at the best competitive market price, and in consideration of its efforts in selling the Spares, AAS shall be entitled to receive fifty percent (50%) of the Net Profit. Evans shall receive the remaining fifty percent (50%) of the Net Profit. All sales from inventory will be to a legitimate third party purchaser and an arms length transaction. After Evans receives a total of One Million Six Hundred Thousand Dollars ($1,600,000.00) of proceeds from the fifty percent (50%) portion of Net Profit to be received by him, this Agreement shall terminate and AAS shall receive legal ownership and title to all remaining Spares.

         7. Reporting.

                  a) AAS shall furnish to Evans once every sixty (60) days during the term of this Agreement a written report listing all transactions, including but not limited to any sales, exchanges, or returns involving any Spare(s) within the sixty (60) days immediately prior to the report. The report shall include:

                           i)       The date of each transaction;

                           ii)      The AAS invoice number of each transaction;


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                           iii)     The part number and physical description of
                                    each Spare involved;

                           iv) The general physical condition of the Spares involved;

                           v)       The quantity of the Spares involved;

                           vi)      The Unit Price of each Spare involved;

                           vii) The Extended Price of Spares involved, if applicable.

                  b) Beginning sixty (60) days after the date of the first sale, and every sixty (60) days thereafter, AAS shall provide the report described in Section 6(a). Any Net Profit due (as described in Section
         5) in the sixty (60) day period will be submitted along with said report, providing that AAS has been paid for such transaction. In the event that AAS has not been paid within the sixty (60) day period for such transaction, AAS will submit any Net Profit due Evans on the 10th day of the month immediately following payment to AAS for said transaction.

         8. Taxes.

                  a) Sales or use taxes imposed by federal, state or local taxing authorities and payable as a result of the sale of any Spare shall be paid by the third party purchaser and are to be collected by AAS at the time of sale. AAS shall be responsible to pay such taxing authorities and shall indemnify Evans with respect to such taxes.

                  b) All property taxes on the Spares are the sole responsibility of Evans as the owner and title holder of the Spares.

                  c) All income taxes due (federal, state or local) from the Net Profit paid to Evans by AAS will be the sole responsibility of Evans and Evans agrees to indemnify AAS for the payment of such tax.

         9. Warranty of Title.

                  a) Evans shall, at all times prior to the consignment of any Spare to AAS, have legal ownership and title thereto, free and clear of all liens, claims, charges and encumbrances and shall indemnify AAS of the same. Evans represents, warrants and indemnifies that title to the consigned inventory is solely in his name and no other entity.

                  b) AAS shall not assign, dispose of, or grant any security interest in or execute any financing statement in favor of any person other than Evans covering any Spare.

         10. Risk of Loss.


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                  a) AAS shall, at its expense, procure and maintain "risk"
         insurance in form and amount satisfactory to Evans covering the Spares under AAS' possession.

                  b) AAS shall cooperate fully with Evans to obtain the payment to Evans of any insurance proceeds owing Evans as a result of damage to any Spare covered by the insurance referenced in subsection (a) of this paragraph.

         11. Term of Agreement. This Agreement shall be for a term of five (5) years and shall be automatically renewed for an additional five (5) year term, unless either party gives written notice of its intent to terminate this Agreement, which notice shall be given no later than six (6) months prior to the end of the initial five (5) year term.

         12. Termination of Agreement. Either party shall have the right to terminate this Agreement at their sole option, upon thirty (30) days written notice. Either party shall have the right to terminate without notice in the event that:

                  a) Either party shall become insolvent, or if a petition in bankruptcy shall be filed by or against either party.

                  b) Either party shall fail to make any payments required by this Agreement.

         This Agreement shall automatically terminate upon Evans receiving One Million Six Hundred Thousand Dollars ($1,600,000.00) of proceeds from the fifty percent (50%) portion of Net Profit to be received by him. Upon said automatic termination, AAS receives legal title and ownership of the Spares.

         13. Forced Delay. Neither party shall be liable for or deemed in default on account of failure to perform or for any delays in performance under this Agreement due to any cause which is beyond their reasonable control or without their fault or negligence.

         14. Indemnity. Evans agrees to assume and to release, indemnify, protect, defend and hold harmless AAS and its named consignors, their assignees and their directors, officers, agents and employees from and against any and all claims, suits, actions, judgments, liabilities, and expenses of any nature, including but not limited to those arising from death or injury to any person and for loss of, or damage to or loss of use of any property whatsoever, including but not limited to any Spare, in any manner arising out of, or resulting from any actions or events taken or proximately caused from the sale, delivery, ownership, installation, use or operation of any Spare, regardless of whether such claims, suits, actions, judgments, liabilities or expense


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arise in tort, including strict liability. Except that such Indemnity shall not apply to:

                  a) misrepresentation or gross negligence of AAS; or

                  b) any claims relating to off units.

         15. Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns, but neither the rights nor the duties of either AAS or Evans under this Agreement may be voluntarily assigned.

         16. Complete Agreement. This Agreement and the agreements and documents referred to herein contain the complete agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

         17. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be given in writing and may be addressed as follows:

                  American Aircarriers Support, Incorporated
                  Post Office Box 7566
                  Charlotte, NC  28241
                  Attn:  Karl F. Brown

                  Mike Evans
                  Hollywood-N. Perry Airport
                  7501 Pembroke Road
                  Pembroke Pines, FL  33023

         18. Governing Law. The laws of the State of South Carolina will govern all questions concerning the construction, validity, interpretation and enforcement of this Agreement.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

                                   AMERICAN AIRCARRIERS SUPPORT, INCORPORATED


                                   By  /s/ Karl Brown
                                       ----------------------------------
                                   Title  President


                                   /s/ Mike Evans                  (SEAL)
                                   --------------------------------
                                   MIKE EVANS